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                                                                   EXHIBIT 10.24

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Asterisks denote such omissions.


                       GOLF CART SEPARATOR SUPPLY CONTRACT

     This Agreement is entered into this ___ day of July, 2001, by and between Daramic, Inc. and its Affiliates ("Daramic") and Exide Corporation and its Affiliates ("Exide").

     1.   Definitions

     As used herein the following terms shall have the following meanings:

          "Affiliates" shall mean any Person in which either Daramic or Exide, directly or indirectly, owns or controls fifty percent (50%) or more of the ownership indicia, as well as any Person which, directly or indirectly, owns 50% or more of, or otherwise controls the management decisions of Exide or Daramic.

          "AI Supply Agreement" shall mean the Automotive and Industrial Supply Contract between Exide and Daramic entered into this same date.

          "Industrial Price Index" shall mean the Industrial Price Index published by the Journal of Commerce, or a reasonable substitute should that volume cease to be published.

          "North American Supply Agreement" shall mean the North American Supply Agreement of December 15, 1999 between Exide and Daramic, as amended on this date.

          "Person" shall mean any individual, partnership, corporation, trust or any other legal entity or any government or political subdivision.

          "Prices" shall mean the prices for Golf Cart Separators set forth in Exhibit A attached hereto, as adjusted from time to time as set forth in Section
3.2 hereof.

          "Golf Cart Separator" or "Separator" shall mean any polymer based battery separator used by Exide in the production of golf cart batteries.

          "Specifications" shall mean the specifications for the Golf Cart Separators set forth in Exhibit B attached hereto which may be amended from time to time by mutual written agreement of the parties, provided that Exide shall have the final say as to the acceptability of any modified Specification.

          "Term" shall mean July ___, 2001 through December 31, 2009.

     2.   Golf Cart Separators

     The intent of this Agreement is that Daramic shall have the option to supply [*****] Golf Cart Separators on a worldwide basis, subject to any specific Exide customer requirement. When and if Daramic or any of its Affiliates develops (or represents) and qualifies a Golf Cart Separator of equal or superior performance to

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the battery separators currently being used by Exide to produce batteries for golf carts, then within 90 days of said qualification, Exide agrees to purchase [*****] for Golf Cart Separators from Daramic pursuant to this Agreement. However, if a specific customer demands the use of a non-Daramic product, then Exide can use that product [*****]. The parties will use reasonable, good faith efforts to qualify Daramic's existing polymer based golf cart battery separator products for use by Exide as soon as reasonably practicable, provided that Daramic shall not be required to expend any additional capital to qualify its existing products for use by Exide. However, if from time to time during the Term of this Agreement Daramic chooses to do so, to the extent that Daramic incurs costs, expenses or capital expenditures to modify or increase the capacity of its production assets used to manufacture Golf Cart Separators to be supplied under this Agreement, Exide will reimburse Daramic for such costs, subject to a maximum total cost to Exide of [*****] for all such costs, expenses or capital expenditures during the Term of this Agreement. Exide's obligation to reimburse this amount only applies to the extent that their annual purchases of Golf Cart Separators under this Agreement exceed [*****], or where it is desirable for Daramic to modify its existing equipment to meet a specification or requirement of Exide.

     3.   Prices

     3.1 Initial Prices for the initial Golf Cart Separators to be supplied pursuant to this Agreement shall be as set forth on Exhibit A attached hereto.

     3.2 Subject to the other terms of this Agreement, Prices shall remain firm until January 1, 2002 and are subject to annual revisions thereafter by Daramic to reflect any Substantial Change (as defined below) in Daramic's cost to manufacture Golf Cart Separators. These prices are based on [*****] (collectively, "Manufacturing Costs"). In the event there is a Substantial Change in Daramic's Manufacturing Costs, Daramic will adjust the Price for Golf Cart Separators from time to time while this Agreement is in effect (but not more often than once per year for each type of Golf Cart Separator) to reflect any such Substantial Change provided that the cumulative effect of any such Price adjustments shall not exceed the cumulative change in the Industrial Price Index from May 1, 2001. If an adjustment in Price for a type of Golf Cart Separator is implemented by Daramic due to a Substantial Change, Daramic shall:
(i) provide Exide at least 90 days written notice prior to the effective date of such change and (ii) make available to Exide documentation to substantiate the Substantial Change. The term "Substantial Change" shall mean any change (upward or downward) exceeding [*****] of Daramic's then-current Manufacturing Costs for any type of Golf Cart Separator. Prices will also be adjusted based on cost reductions achieved as contemplated by Sections 5 and 6.1 below.

     3.3 During the term of this Agreement, and for a period of two (2) years thereafter, Daramic shall keep accurate and complete records of all data necessary for the computation of its Manufacturing Costs. From time to time, upon reasonable notice to Daramic, Exide's designated independent public accountants shall have the right at reasonable times during normal business hours to examine the records of Daramic applicable to the calculation of and for the sole purpose of verifying the Prices charged Exide hereunder; provided, however, that before obtaining access

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to and examining such records, Exide shall cause its independent public accountants to execute and deliver a confidentiality agreement in form and substance reasonably acceptable to Daramic regarding Daramic's records and the information contained therein. If the records show that Daramic has failed to adjust the Prices in accordance with Section 3.2 and such adjustment would have reduced the Prices paid by Exide during the applicable period by more than [*****], Daramic shall pay all costs associated with the examination of the records. Otherwise, Exide shall bear all costs of such examination. If Daramic disputes the calculation of any such adjustment by Exide's independent public accountants, the parties shall agree on the appointment of an independent third party arbitrator to resolve such dispute. If such arbitrator determines that the calculation by Exide's independent public accountants of the required Price adjustment is accurate, Daramic shall pay all costs associated with the work performed by the third party arbitrator. If such arbitrator determines that Daramic has complied with Section 3.2, Exide shall pay all costs associated with the work performed by the third party arbitrator. Otherwise, the arbitrator shall determine how such costs shall be allocated between Daramic and Exide. Daramic will promptly refund to Exide any overpayment made by Exide plus liquidated damages in an amount equal to [*****] of such overpayment. The parties agree that the amount of liquidated damages set forth in the immediately preceding sentence is a fair and appropriate estimation of the damages caused to Exide by Daramic's failure to adjust the Prices in accordance with Section 3.2, and Daramic agrees not to contest or object to Exide's right to such amount of liquidated damages. Conversely, if Daramic prevails, then in addition to its fees and costs, Exide shall also pay Daramic liquidated damages of [*****] of the alleged overcharge amount as compensation for the business distraction incurred by Daramic.

     3.4  [*****]

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4.   Payment Terms

     Invoices are to be issued by Daramic upon shipment and are payable [*****] days after date of invoice. Any amounts due by Exide to Daramic, which amounts are not paid when due, other than amounts disputed by Exide in good faith, shall accrue interest at a rate of [*****] per month, or portion thereof, from the due date until the date paid. All invoices must reference applicable Exide purchase order/contract release numbers and shall be sent to:

                                Exide Corporation
                             12600 Deerfield Parkway
                              Alpharetta, GA 30004
                           Attention: Accounts Payable

5.   Cost Reductions

     Daramic and Exide will use Customer-Supplier teams as a vehicle to identify and implement cost reduction activities by Daramic associated with Golf Cart Separators. Daramic will identify the implementation costs, including capital, and cost savings associated with any proposed project. Implementation and the timing for implementation of each project will be mutually agreed upon by the parties. Price changes based on such projects will reflect a [*****] sharing of the cost savings actually accomplished based on each party's inputs and risks. Both parties agree that if any capital expense required to implement a particular cost reduction or production expansion project does not support agreed upon payback expectations, then the project will not be initiated.

6.   Research & Development

     6.1 The parties acknowledge that Daramic is a technology leader in the battery separator industry, and Daramic agrees to use commercially reasonable efforts to keep abreast of and promptly implement all technological improvements, enhancements and/or advances in the manufacture of Golf Cart Separators. The parties intend to [*****] in all benefits (including cost savings) achieved through the efforts of Daramic or of both parties.

     6.2  [*****]

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7.   Confidentiality

     During this Agreement and for a period of ten years subsequent to the termination or expiration of this Agreement (regardless of the cause of termination), each party shall hold as confidential and shall not disclose, directly or indirectly, to third parties nor use (other than in the performance of this Agreement) for its benefit or for the benefit of third parties information disclosed by or received from the other party and pertaining to its business affairs, including, without limitation, information disclosed by Exide regarding Separators supplied by third parties. It is understood that this obligation of confidentiality and non-use shall not apply to any information known to either party which (i) is or becomes publicly known through no fault of its own, (ii) is disclosed to the party by a third party entitled to disclose such information, (iii) was previously known to the other party or (iv) is independently developed by the other party without reference to any of the other party's confidential information.

8.   Forecasts

     By October 1 of each calendar year (and for the first calendar year, within 30 days of Daramic qualifying a Golf Cart Separator for use by Exide), Exide shall provide Daramic with a written annual estimate of its Golf Cart Separator requirements for the next succeeding calendar year. The estimate shall indicate Exide's estimated requirements for Golf Cart Separators broken down by type for each of Exide's locations for that calendar year. Commencing July 1, 2001, Exide shall also provide Daramic with quarterly delivery forecasts for Golf Cart Separators broken down by type for each of Exide's locations with appropriate lead times. During the Term of this Agreement, Exide shall update such forecasts on a rolling basis at least once every month.

9.   Delivery

     9.1 Delivery of Golf Cart Separators shall be [*****], unless alternative terms are agreed to by the parties in writing. Daramic reserves the right to supply Separators from an alternate manufacturing facility and will bear any additional delivery costs (or pass on to Exide any additional savings) resulting from such a switch. Title to and risk of loss of Separators shall pass to Exide upon delivery to the carrier, notwithstanding any prepayment or allowance of freight by Daramic. Exide shall have the right to choose the mode of delivery and carrier. It shall be Exide's responsibility to arrange for any insurance it desires for the shipped Separators.

     9.2 Provided that Exide's actual orders submitted are within ten percent (10%) above or below the quarterly forecasts provided by Exide pursuant to
Section 8, Daramic undertakes to deliver ordered Separators no later than fourteen (14) business days after the mutually agreed delivery date. The parties agree to work together in good faith to agree on a mutually acceptable delivery date that, for standard Separators, will be no less than seven (7) days and no more than fourteen (14) days after submission of a firm order by Exide. For non-standard Separators or unusually large orders, the parties will work together in good faith to agree on a mutually

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acceptable delivery date that is feasible based on the extended lead times needed for these specialized orders. If Daramic is unable to deliver Separators ordered by Exide within fourteen (14) business days after the mutually agreed delivery date, then Daramic will within 24 hours provide Exide with notice of its inability to do so. The volume of Separators that Daramic fails to ship in the time allowed under this section 9.2 will count in calculation of the GCS Credit pursuant to section 2.6 of the North American Supply Agreement. If Daramic notifies Exide of an ongoing inability to meet the timely delivery requirements set forth in this section 9.2, then Exide can make short term arrangements (not to exceed 30 days) to obtain the necessary Separators from a third party. However, such purchases shall not count toward calculation of the GCS Credit.

10.  Specifications

     Initial product Specifications are described on Exhibit B. Specifications may not be modified, superseded or otherwise altered except by written agreement signed by authorized representatives of Exide, provided that Daramic shall not be required to supply any product for which Exide requires a modified Specification, unless Daramic has approved that Specification, which approval is not to be unreasonably withheld.

11.  Warranties, Remedies and Limitations

     11.1 Daramic warrants that the Golf Cart Separators used in the construction of golf cart batteries hereunder do not or will not infringe any patent of the country of original manufacture by Daramic. Daramic shall defend and hold Exide harmless from and against any and all claims, liabilities and costs (including reasonable attorneys' fees) incurred by Exide as a result of any breach of this non-infringement warranty. Daramic's liability under this warranty is conditioned upon (i) Exide giving prompt written notice of any claim of patent infringements made against Exide, (ii) Exide making available to Daramic all information available to Exide in respect of the claim, and (iii) Exide's granting Daramic control of its settlement and/or litigation, provided, however, that Daramic shall not settle or compromise any claim in a matter that affects the rights or interests of Exide without Exide's prior written consent and further provided that if Exide's consent is not granted, then Daramic's obligation to defend and hold Exide harmless shall cease and be of no further force and effect as it relates to the particular claim in question. Daramic may discontinue delivery of Golf Cart Separators if, in Daramic's opinion, their manufacture would constitute patent infringement. Daramic makes no warranty against patent infringement resulting from use of Golf Cart Separators in combination with other materials or in the operation of any process or resulting from the production of Golf Cart Separators using specifications provided or required by Exide, and if a claim, suit or action is based thereon, Exide shall defend, indemnify and hold Daramic harmless therefrom.

     11.2 DARAMIC WARRANTS THAT IT WILL PRODUCE THE GOLF CART SEPARATORS IN A GOOD AND WORKMANLIKE MANNER AND THAT THE GOLF CART SEPARATORS DELIVERED TO EXIDE WILL CONFORM TO THE SPECIFICATIONS. WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE INCLUDED. DARAMIC ALSO WARRANTS TO EXIDE THAT IT WILL CONVEY GOOD TITLE TO THE GOLF CART SEPARATORS SOLD AND

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DELIVERED HEREUNDER FREE OF ANY LIENS AND ENCUMBRANCES. DARAMIC HEREBY EXCLUDES
AND DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS SECTION
11. THE REMEDIES OF EXIDE FOR ANY BREACH OF WARRANTY SHALL, SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT, BE THE REPLACEMENT OF THE NONCONFORMING PRODUCT OR, IN THE SOLE DISCRETION OF EXIDE, REFUND FOR THE PRICE PAID FOR ANY NONCONFORMING PRODUCT, TO THE EXCLUSION OF ANY AND ALL OTHER REMEDIES, INCLUDING, WITHOUT LIMITATION, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES. NO AGREEMENT VARYING OR EXTENDING THE FOREGOING WARRANTIES WILL BE BINDING UPON DARAMIC UNLESS IN WRITING, SIGNED BY AN OFFICER OF DARAMIC.

12.  Force Majeure

     Daramic and Exide shall not be liable for failure to make or take, or delay in making or taking, any delivery due to war, strikes, labor trouble, floods, fires, shortages or interruption of transportation, unavailability of materials through no fault of Daramic or Exide or any other cause beyond their respective control ("Force Majeure Event"), but hey shall make every effort to remove any such cause of their failure or delay as soon as possible provided that neither party shall be required under this section to settle strike or labor controversies. During any period when deliveries are affected by a Force Majeure Event Daramic shall endeavor to allocate any available Separators among all buyers in such manner as it reasonably considers fair.

13.  Taxes, Duties and Excises

     In the absence of satisfactory evidence of exemption supplied to [*****], all taxes, duties, excises or other charges for which [*****] may be responsible for collection or payment to any government (national, state or local) upon, measured by or relating to the importation, exportation, production, or any phase or part of the storage, sale, transportation and/or use of the Golf Cart Separators.

14.  Notices

     Notices, demands and communications hereunder to Exide or to Daramic shall be deemed to have been duly given if in writing and delivered by overnight delivery service or sent by registered or certified mail (postage prepaid) or by facsimile (confirmed by delivery of the notice by mail or overnight delivery service) as follows:

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     If to Daramic:

       Daramic, Inc.
       20 Burlington Mall Road
       Suite 325
       Burlington, MA 01803
       Facsimile No:  617/273-1112
       Attention:  General Manager or Director Sales & Marketing

       with a copy to:

            Jerry Zucker or James G. Boyd
            Daramic, Inc.
            4838 Jenkins Avenue
            North Charleston, SC 29405
            Facsimile: (843) 747-4092

     If to Exide:

       Exide Corporation
       12600 Deerfield Parkway
       Alpharetta, GA 30004
       Facsimile No:
       Attention: Vice President - Purchasing and
                  Vice President - Manufacturing.

     with a copy to:

       Exide Corporation

       Princeton, New Jersey
       Facsimile No.:
       Attention:  General Counsel

     Any party may designate by notice in writing a new address to which any notice, demand or communication may hereafter be given or sent.

15.  Orders

     Order releases for Golf Cart Separators will be provided in writing (or if by telephone subsequently confirmed in writing) by Exide to the respective Daramic manufacturing plant. Exide may use its standard release or purchase order form to specify quantity, destination, requested delivery date and, for f.o.b. sales, desired mode of transportation, of Golf Cart Separators; however, all terms and conditions of sale shall be as specified in this Agreement and only amended or supplemented by a written agreement signed by senior officers of both parties. To the extent inconsistent with the terms of this Agreement, the terms of sale stated in either

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party's invoice, purchase order, order acknowledgment, or similar document shall not apply to sales of Golf Cart Separators under this Agreement.

16.  Applicable Law and Effect of Partial Invalidity of This Agreement

     If any covenant, agreement, term or provision of this Agreement, as from time to time amended, or the application thereof to any situation or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, as from time to time amended, or the application of such covenant, agreement, term or provision to situations or circumstances other than those as to which it is invalid or unenforceable, shall not be affected and each other covenant, agreement, term or provision of this Agreement, as from time to time amended, shall be valid and enforceable to the fullest extent permitted by applicable law. This Agreement shall be governed by, under and construed in accordance with the laws of the State of Delaware (USA) applicable to contracts entered into and wholly to be performed therein.

17.  General

     17.1 If Daramic is in breach or violation of any term or condition contained in this Agreement, and, if within thirty (30) days after Exide has given written notice thereof, such breach or violation is not cured, then Exide shall have the right to acquire Separators from any available source in such quantities as are necessary to meet the current manufacturing requirements of Exide. Once Daramic is able to cure such breach or violation, Exide shall resume its purchases from Daramic in accordance with this Agreement.

     17.2 This Agreement and the Exhibits hereto set forth the entire Agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements or understandings between the parties with respect to thereto. However, this Agreement does not replace or affect the AI Supply Agreement or the North American Supply Agreement.

     17.3 This Agreement is not assignable or transferable by either party without the prior written consent of the other party. [*****]

     17.4 In the event of any conflict between the terms of this document and those contained in any Exhibits hereto, the terms of this document shall control.

     17.5 This Agreement may be amended, modified, superseded or canceled, and the terms or conditions hereof may be waived only by a written instrument executed by authorized

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representatives of Exide and Daramic, or in the case of a waiver by or on behalf of the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of any condition or breach of any term contained in this Agreement in any one or more circumstances shall be deemed to be or be construed as further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term of this Agreement.

     17.6 The headings used in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17.7 Each party will cause its Affiliates to abide by the terms and conditions of this Agreement.

     17.8  [*****]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above mentioned.

Exide Corporation, for itself, and on behalf of all of its present and future, direct and indirect, parent, subsidiary, and affiliated entities on a worldwide basis.

By:     [ILLEGIBLE]
   -----------------------------------------

Title:
      --------------------------------------




Daramic, Inc.

By:     [ILLEGIBLE]
   -----------------------------------------

Title:
      --------------------------------------

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